Exhibit 99.1

Summit Financial Services Group Announces Results for the Quarter Ended March 31, 2010

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for the three month period ended March 31, 2010 (the “2010 Quarter”). For the 2010 Quarter, the Company reported revenues of $15.1 million, which represented an increase of approximately $7.0 million, or 85%, from the $8.1 million in revenues reported for the same period of the prior year (the “2009 Quarter”). For the 2010 Quarter, the Company reported pre-tax income of approximately $7,000 versus a loss of approximately $86,000 for the 2009 Quarter. For the 2010 Quarter, the Company reported a net loss of approximately $136,000 versus a net loss of approximately $86,000 for the 2009 Quarter.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We believe that the significant increase in our revenues is due in large part to the success of our recruiting strategy, as well as improved investor confidence. While our pre-tax earnings for the 2010 Quarter were affected by approximately $454,000 in stock based compensation, the Company generated positive EBITDA, as adjusted, of $626,209, which we consider to be a principal metric of our success. This compares with EBITDA, as adjusted, of $127,419 for the 2009 Quarter.” Mr. Leeds continued: “As always, I want to recognize and thank the hard-working, dedicated Summit financial advisors, their staffs and our home office associates, whose efforts make such outcomes possible.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 305 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	March 31,
	2010	2009
Net income (loss) as reported	$(135,880)	$(86,122)
Add: Depreciation	48,676	19,311
Amortization – notes	115,910	40,030
Non-cash Compensation	454,503	154,200
Income tax expense	143,000	—

EBITDA, as adjusted	$626,209	$127,419

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended March 31, 2010

	For The Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues
Commissions	$14,520,117	$7,670,490
Interest and dividends	339,095	301,176
Other	200,048	106,342

	15,059,260	8,078,008

Expenses
Commissions and clearing costs	12,490,593	6,248,791
Employee compensation and benefits	1,719,259	1,192,329
Occupancy and equipment	214,855	155,777
Communications	102,529	112,895
Depreciation and amortization	38,783	19,311
Other operating expenses	486,081	435,027

	15,052,100	8,164,130

Income (loss) before income taxes	7,160	(86,122)

Provision for income taxes	143,000	—

Net income (loss)	$(135,840)	$(86,122)

Basic income (loss) per common share	$(0.01)	$(0.00)

Diluted income (loss) per common share	$(0.01)	$(0.00)

Weighted average common shares outstanding:
Basic	25,726,863	25,458,634

Diluted	25,726,863	25,458,634

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida — Steven C. Jacobs, CFO, 561-338-2600.

CONTACT: Steven C. Jacobs, CFO of Summit Financial Services Group, Inc., +1-561-338-2600